EXHIBIT 10.6
REPLACEMENT REVOLVING NOTE

$8,000,000.00 Chicago, Illinois	Date: as of August 5, 2002 Due Date: July 24, 2008
     FOR VALUE RECEIVED, METROCORP, INC., a Delaware corporation (the “Borrower”), whose address is 1523 8th Street, East Moline, Illinois 61244, promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (hereinafter, together with any holder hereof, called the “Bank”), whose address is 135 South LaSalle Street, Chicago, Illinois 60603, on or before July 24, 2008 (the “Maturity Date”), the lesser of (i) the principal sum of EIGHT MILLION and 00/100 DOLLARS ($8,000,000.00), or (ii) the aggregate principal amount of all Loans outstanding under and pursuant to that certain Loan Agreement dated as of November 1, 2001 between the Borrower and the Bank, as amended by that certain Second Amendment to Loan Agreement dated as of November 30, 2001 and from time to time (as amended, supplemented or modified from time to time, the “Loan Agreement”), and made available by the Bank to the Borrower at the maturity or maturities and in the amount or amounts stated on the records of the Bank, together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) on the aggregate principal amount of all Loans outstanding from time to time as provided in the Loan Agreement. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.
     This Replacement Revolving Note evidences the Loans and other indebtedness incurred by the Borrower under and pursuant to the Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Maturity Date or any payment hereon may be accelerated. The holder of this Replacement Revolving Note is entitled to all of the benefits and security provided for in the Loan Agreement. All Loans shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement.
     Principal and interest shall be paid to the Bank at its address set forth above, or at such other place as the holder of this Replacement Revolving Note shall designate in writing to the Borrower. Each Loan made by the Bank, and all payments on account of the principal and interest thereof shall be recorded on the books and records of the Bank and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Bank, shall be rebuttably presumptive evidence of the principal amount owing hereunder.
     Except for such notices as may be required under the terms of the Loan Agreement, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Replacement Revolving Note, and assents to any extension or postponement of the time of payment or any other indulgence.
     The Loans evidenced hereby have been made and/or issued and this Replacement Revolving Note has been delivered at the Bank’s main office set forth above. This Replacement Revolving Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon the Borrower, and its legal representatives, successors, and assigns. Wherever possible, each provision of the Loan Agreement and this Replacement Revolving Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement or this Replacement Revolving Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Loan Agreement or this Replacement Revolving Note.
     This Replacement Revolving Note is in substitution for and replacement of, but not in repayment of, that certain Replacement Revolving Note dated as of November 30, 2001 in the maximum principal amount of $10,000,000 made by the Borrower payable to the order of the Bank, and shall not be deemed to constitute a novation therefor.
     IN WITNESS WHEREOF, the Borrower has executed this Replacement Revolving Note as of the date set forth above.

ATTEST:	METROCORP, INC., a Delaware corporation

/s/ John R. McEvoy	/s/ Gary D. Andersen

Senior Vice President 1/4/03	President